Exhibit 10.1

January 26, 2018

Mr. William Burns 9995 Bay Leaf Court

Parkland, FL 33076

Re:	Amended and Restated Employment Agreement

Dear Mr. Burns:

Cross Country Healthcare, Inc., a Delaware corporation (the "Company"), hereby agrees to employ you, and you hereby agree to accept such employment, under the following terms and conditions:

1.	Employment.

Your employment will continue with the Company as Executive Vice President and Chief Operating Officer, effective January 28, 2018 (the "Effective Date"). The period of time between the Effective Date and the termination of your employment hereunder will be referred to herein as the "Employment Term."

2.	Compensation.

(a)        You will be compensated for all services rendered by you under this Agreement at the rate of $525,000 per annum, payable in such manner as is consistent with the Company's payroll practices for executive employees. Prior to each anniversary of the Effective Date, the Company's Board of Directors (the "Board"), or Compensation Committee of the Board (the "Compensation Committee"), will review and consider in its sole discretion whether to increase the base salary payable to you hereunder. Your annual rate of base salary as determined from time to time, is hereinafter referred to as the "Base Salary".

(b)       On an annual basis you will be eligible to receive a target bonus of 75% of your Base Salary as a short term incentive and 150% of your Base Salary as a long-term incentive pursuant to plans approved by the Company. The level of the performance goals achieved and the amount of the bonus will be determined by the Compensation Committee in its sole discretion. Any bonuses will be paid by the Company no later than March 15 of the year immediately following the applicable bonus period. You must be employed by the Company or its affiliates on the day any bonus is paid to earn any part of that bonus.

3.	Duties.

(a)        You will serve as the Executive Vice President and Chief Operating Officer of the Company, subject to the direction and control of, and reporting to, the Company's Chief Executive Officer. Your principal office will be located at the Company's principal office in Boca Raton, Florida.

(b)        You will devote your full business time, energies and attention to the business and affairs of the Company and its subsidiaries, if any.

(c)        You will, except as otherwise provided herein, be subject to the Company's rules, practices and policies applicable to the Company's senior executive employees.

4.       Benefits. You will be entitled to such benefits, if any, as are generally provided by the Company to its employees, subject to satisfying the applicable eligibility requirements. The foregoing, however, will not be construed to require the Company to establish any such plans or to prevent the Company from modifying or terminating any such plans, and no such action or failure thereof will affect this Agreement.

5.	Intentionally Omitted.

6.	Restrictive Covenants.

(a)        Non-Competition. During such time as you will be employed by the Company, and for a period of two years thereafter, you will not, without the written consent of the Board, directly or indirectly become associated with, render services to, invest in, represent, advise or otherwise participate as an officer, employee, director, stockholder, partner, agent of or consultant for, any business which is conducted in any of the jurisdictions in which the Company's business is conducted and which is competitive with the business in which the Company is engaged; provided, however, that nothing herein will prevent you from acquiring up to 3% of the securities of any company listed on a national securities exchange or quoted on the NASDAQ quotation system, provided your involvement with any such company is solely that of a stockholder.

(b)        Non-Interference. You agree that during such time as you will be employed by the Company, and for a period of two years thereafter you will not without the written consent of the Board, for your own account or for the account of any other person, interfere with the Company's relationship with any of its suppliers, customers or employees.

(c)       Reformation. The parties hereto intend that the covenants contained in this Section 6 will be deemed a series of separate covenants for each country, state, county and city in which the Company's business is conducted. If, in any judicial proceeding, a court will refuse to enforce all the separate covenants deemed included in this Section 6 because, taken together, they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the countries, states, counties and cities therein which are least populous) which if eliminated would permit the remaining separate covenants to be enforced to the maximum extent permitted in such proceeding will, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 6. For purposes of Section 6, the term "Company" will include the Company and each subsidiary of the Company.

7.	Confidentiality, Non-Interference and Proprietary Information.

(a)       Confidentiality. In the course of your employment by the Company hereunder, you will have access to confidential or proprietary data or information of the Company and its operations. You will not at any time divulge or communicate to any person nor will you direct any Company employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder) or use to the detriment of the Company or for the benefit of any other person, any of such data or information. The provisions of this Section 7(a) will survive your employment hereunder, whether by the normal expiration thereof or otherwise. The term "confidential or proprietary data or information" as used in this Agreement will mean information not generally available to the public or generally known within the relevant industry, including, without limitation, personnel information, financial information, customer lists, supplier lists, trade secrets, information regarding operations, systems, services, knowhow, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.

(b)       Proprietary Information and Disclosure. You agree that you will at all times promptly disclose to the Company (which, for the purposes of this Section 7, will include the Company and any subsidiaries and affiliates of the Company), in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, programs methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trade marked, copyrighted or patented) conceived or developed or created by you during or in connection with your employment hereunder and which relate to the business of the Company and any subsidiaries or affiliates ("Intellectual Property"). You agree that all such Intellectual Property will be the sole property of the Company. You further agree that you will execute such instruments and perform such acts as may reasonably be requested by the Company to transfer to and perfect in the Company all legally protectable rights in such Intellectual Property.

(c)       Return of Property. All written materials, records and documents made by you or coming into your possession during your employment concerning any products, processes or equipment, manufactured, used, developed, investigated or considered by the Company or otherwise concerning the business or affairs of the Company, will be the sole property of the Company, and upon termination of your employment, or upon request of the Company during your employment, you will promptly deliver same to the Company. In addition, upon termination of your employment, or upon request of the Company during your employment, you will deliver to the Company all other Company property in your possession or under your control, including, but not limited to, financial statements, marketing and sales data, patent applications, drawings and other documents.

8.       Equitable Relief. With respect to the covenants contained in Sections 6 and 7 of this Agreement, you agree that any remedy at law for any breach of said covenants may be inadequate and that the Company will be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award.

9.       Earlier Termination. Your employment hereunder will terminate on the following terms and conditions:

(a)       This Agreement will terminate automatically on the date of your death.

(b)       The Company may terminate your employment upon notice if you are unable to perform your duties hereunder for 120 days (whether or not continuous) during any period of 180 consecutive days by reason of physical or mental disability. The disability will be deemed to have occurred on the 120th day of your absence or lack of adequate performance.

(c)       This Agreement will terminate immediately upon the Company's sending you written notice terminating your employment hereunder for Cause. "Cause" means (i) an act or acts of fraud or dishonesty by you which results in the personal enrichment of you or another person or entity at the expense of the Company; (ii) your admission, confession, pleading of guilty or nolo contendere to, or conviction of (x) any felony (other than third degree vehicular infractions), or (y) of any other crime or offense involving misuse or misappropriation of money or other property; (iii) your continued material breach of any obligations under this Agreement 30 days after the Company has given you notice thereof in reasonable detail, if such breach has not been cured by you during such period; or (iv) your gross negligence or willful misconduct with respect to your duties or gross misfeasance of office.

(d)       This Agreement will terminate immediately upon (x) the Company's sending you written notice terminating your employment hereunder without Cause for any reason or for no reason, or (y) your delivery to the Company of a written notice of your resignation for Good Reason. "Good Reason" means, if without your written consent, any of the following events occurs that are not cured by the Company within 30 days of written notice specifying the occurrence such Good Reason event, which notice will be given by you to the Company within 90 days after the occurrence of the Good Reason event: (i) a material diminution in your then authority, duties or responsibilities; (ii) a material diminution in your Base Salary; (iii) a relocation of your principal business location to a location more than 50 miles outside of Boca Raton, Florida; or (iv) any material breach of this Agreement by the Company. Your resignation hereunder for Good Reason will not occur later than 180 days following the initial date on which the event you claim constitutes Good Reason occurred. Upon a termination of your employment by the Company without Cause, or your resignation for Good Reason, the Company's sole obligation to you will be to pay or provide to you the Accrued Amounts (as defined below) and, subject to Section 9(f), to pay you continued payments of the Base Salary and benefits in accordance with the Company's regular payroll practices for a period of 12 months following the date of termination (the "Severance Payment"); provided, that the first payment of the Severance Payment will be made on the 90th day after the date of termination, and will include payments that were otherwise due prior thereto. Notwithstanding the foregoing, if you are or become eligible for severance benefits under the Company's Executive Severance Plan (as in effect on the Effective Date, as thereafter amended, or any similar plan or arrangement adopted by the Company in replacement thereof, the "Severance Plan") you will cease to be eligible for the Severance Payments and the Company sole obligation will be to pay you the amounts and provide you with the benefits provided in the Severance Plan subject to the terms and conditions thereof§.

(e)       Except as specifically set forth in Section 9(d) above, upon termination of your employment for any reason, the Company's obligations hereunder will cease other than to provide you with (collectively, the "Accrued Amounts"):

(i)	any unpaid Base Salary through the date of termination payable in accordance with the Company's regular payroll practices;

(ii)	reimbursement for any unreimbursed business expenses incurred through the date of termination paid promptly in accordance with Sections 5 and l 7(b)(iv);

(iii)	payment for any accrued but unused vacation and sick time in accordance with Company policy, payable within thirty (30) days following the termination of your employment; and

(iv)	all other applicable payments or benefits to which the you may be entitled under, and paid or provided in accordance with, the tenns of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement.

(f)       The Severance Payment will only be payable to you if within 60 days following the date of termination you execute and deliver to the Company a fully effective and irrevocable release of claims against the Company and related parties, which the Company will provide to you within 7 days following the date of termination.

10.       Representation and Warranty. The execution, delivery and performance of this Agreement by you will not conflict with or result in a violation of any agreement to which you are a party or any law, regulation or court order applicable to you.

11.       Effectiveness; Entire Agreement; Modification. This Agreement constitutes the full and complete understanding of the parties and will, on the Effective Date, supersede all prior agreements between the parties with respect to your employment arrangements. No representations, inducements, promises, agreements or understandings, oral or otherwise, have been made by either party to this Agreement, or anyone acting on behalf of either party, which are not set forth herein, or any others are specifically waived. This Agreement may not be modified or amended except by an instrument in writing signed by the party against which enforcement thereof may be sought.

12.       Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining tenns and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

13.       Waiver of Breach. The waiver of either party of a breach of any provision of this Agreement, which waiver must be in writing to be effective, will not operate as or be construed as a waiver of any subsequent breach.

14.       Notices. All notices hereunder will be in writing and will be sent by express mail or by certified or registered mail, postage prepaid, return receipt requested, if to you, to your residence as listed in the Company's records, and if to the Company to:

Cross Country Healthcare, Inc.

5201 Congress Ave., Suite 100 AB Boca Raton, FL 33487

Attention: General Counsel

15.       Assignability; Binding Effect. This Agreement is personal to you and may not be assigned by you. This Agreement will be binding upon and inure to the benefit of you, your legal representatives, heirs and distributes and will be binding upon and inure to the benefit of the Company, its successors and assigns.

16.       Governing Law. All questions pertaining to the validity, construction, execution and performance of this Agreement will be construed and governed in accordance with the laws of the State of Florida, without regard to the conflicts or choice of law provisions thereof.

17.	Tax Matters.

(a)           WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)	SECTIONS 409A.

(i)                         Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement will be interpreted in accordance with the foregoing. In no event whatsoever will the Company be liable for

(ii)                       any additional tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.

(iii)                      Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on your date of termination you are deemed to be a "specified employee" within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of your employment under any arrangement that constitutes a "deferral of compensation" within the meaning of Code Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-l (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), will be delayed and paid or provided to you in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), on the earlier of (i) the date which is six months and one day after your separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of your death, and any remaining payments and benefits will be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(iv)                         Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute "non-qualified deferred compensation" within the meaning of Code Section 409A upon or following a termination of your employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like tenns will mean "separation from service" and the date of such separation from service will be the date of termination for purposes of any such payment or benefits.

(v)                           Any taxable reimbursement of costs and expenses by the Company provided for under this Agreement will be made in accordance with the Company's applicable policy and this Agreement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (x) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (y) will not be violated with regard to expenses reimbursed under any arrangement covered by Section I 05(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(vi)                       Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period will be within the sole discretion of the Company.

(vii)                      With regard to any installment payments provided for under this Agreement, each installment thereof will be deemed a separate payment for purposes of Code Section 409A.

18.       Headings. The headings of this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

19.       Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

20. Review of this Agreement. You acknowledge that you have (a) carefully read this Agreement,

(b) had an opportunity to consult with independent counsel with respect to this Agreement and (c) entered into this Agreement of your own free will.

If this letter correctly sets forth our understanding, please sign the duplicate original in the space provided below and return it to the Company, whereupon this will constitute the employment agreement between you and the Company effective and for the term as stated here

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ William J. Grubbs
Name:	William J. Grubbs
Title:	President and Chief Executive Officer

Agreed as of the date first above written:

/s/ William J. Burns
William J. Burns